Exhibit 99.1

Investor Contact:
Edward Nebb
Euro RSCG Magnet
(212) 367-6848
ed.nebb@eurorscg.com

Media Contact:
Ann Collier
Collegiate Funding Services
1-800-762-6441, ext. 5259
acollier@cfsloans.com

COLLEGIATE FUNDING SERVICES NAMES PETER J. POWERS
TO THE BOARD OF DIRECTORS

Majority of Directors Now Independent,
Board Committees are Fully Independent

FREDERICKSBURG, Va., July 15, 2005 – Collegiate Funding Services, Inc. (Nasdaq: CFSI) today announced the appointment of Peter J. Powers, founder of Powers Global Strategies, LLC, to the company’s board of directors.

Powers founded his firm in 1998 to provide strategic planning and consulting services, including an understanding of political climates, to both domestic and foreign companies and institutions. He had previously served as First Deputy Mayor of the City of New York under former New York Mayor Rudolph Giuliani. Prior to joining the Giuliani Administration, he had a 25-year career as an attorney, certified public accountant and consultant, advising publicly and privately held corporations. Powers also serves on the board of NDS Group Plc. and has previously served on the boards of Fox Entertainment Group and International Steel Group Inc.

The company also announced today that Richard J. Sterne has resigned from the CFS board of directors so that the board is composed of a majority of independent directors. In addition, fully independent directors now make up all board committees.

“At the time of our initial public offering, we committed to the development of an independent board,” said J. Barry Morrow, president and chief executive officer of Collegiate Funding Services, Inc. “We are pleased that we can meet that objective with the addition of an individual with Peter’s expertise and leadership capabilities. We also want to express appreciation to Rick for his service during our first year as a public company.”

“Peter Powers brings additional depth to the CFS board,” said Donald B. Marron, chairman of the board of directors. “We believe his background in public service and his experience with a broad array of corporate issues will help support CFS’ continued growth and development. I join Barry in thanking Rick for his contributions, while also reinforcing the commitment to board independence.”

About Collegiate Funding Services
Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help manage and pay for the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services – including loan origination, loan servicing, and campus-based scholarship and affinity marketing tools – to the higher education community. As of March 31, 2005, Collegiate Funding Services had facilitated the origination of more than $19 billion in education loans; the company currently manages more than $11 billion in student loans for more than 445,000 borrowers. For additional information, visit www.cfsloans.com or call
1-888-423-7562.

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